EXHIBIT 10.10

Amended and Restated Employment Agreement between Nexsan Corporation and Gene Spies

January 17, 2011

Dear Gene,

This amended and restated agreement (the “Agreement”) replaces and supersedes the employment agreement you and Nexsan Corporation (the “Company”) signed on November 21, 2007 and your amended and restated employment agreement dated September 15, 2010.  This Agreement sets forth the terms and conditions of your employment by the Company and your compensation.  We encourage you to keep a copy for your own records, as it reflects your new employment status with the Company.

We agree that:

On and after execution of this Agreement, you will continue in your employment with the Company as its Chief Financial Officer pursuant to the terms and conditions set forth herein.  You report to the CEO as the Chief Financial Officer.  Your responsibilities may be changed by the CEO unilaterally from time to time.  The terms of your employment and the benefits currently provided by the Company are as follows:

1.             Amended Salary and Bonus.  Your annual base salary is $195,000.00.  You also are eligible for an annual bonus (based on calendar year) of $105,000.  The bonus will be paid at the same percentage that the CEO receives on his annual bonus.  The bonus will also be paid at the same time as the CEO receives his bonus, but not later than March 15th following the end of the year for which the bonus is paid.  Your salary and bonus may be subject to review from time to time at the Company’s discretion.

2.             Other Compensation.  In addition to your salary and bonus, you will be eligible to receive the Change of Control Bonus Shares as described in full in Appendix 1 at the end of this document or IPO Bonus Shares as described in full in Appendix 2.  You understand that the amount in these bonuses are roughly 25% of the amounts that would be payable to the CEO in the same circumstances.  The Change of Control Bonus replaced the ISO plan that had previously been offered to you, which was now cancelled as part of a prior agreement you signed on January 18, 2007.

3.             Benefits.  You will continue to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.  Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

4.             Confidentiality.  As an employee of the Company, you have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company’s standard “Employee

Invention Assignment and Confidentiality Agreement”.  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

5:            At Will Employment.  You are an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

6.             Severance Payments.  If you terminate your employment for Good Reason (as defined below) following a Change of Control of the Company (as defined in Appendix 1) or if your employment is terminated by the Company without Cause (as defined below), you will

(i)            receive 6 months of base salary continuation payable per the Company’s normal pay periods; provided, however, that if you are a “specified employee” (as determined in accordance with Treasury Regulation Section 1.409A-1(i) or any written Company policy implementing such regulation) at the time of your termination of employment, then the total amount of the base salary continuation payments that is otherwise payable to your during the six-month period following his termination of employment shall be reduced if necessary so that the total amount of base salary continuation payments during such six-month period does not exceed the amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) and the amount, if any, by which your base salary continuation payments are reduced pursuant to this proviso shall be paid to you in a lump sum payment six months after your termination of employment,

(ii)           receive 50% of the bonus you would have received if you had remained in employment with the Company through the end of the year paid at the time such bonus would have been paid if you had remained in employment with the Company, and

(iii)          continue to participate in the Company’s benefit plans (other than any tax qualified retirement plan or any deferred compensation plan) for a period of 6 months following your termination of employment.

For purposes of this Section 3, a termination of employment means a separation from service (as defined in regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

“Cause” means (i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) a material breach of any agreement between you and the Company, (iii) a material failure to comply with the Company’s written policies or rules of which you had notice, (iv) commission of a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude, (v) a failure to perform assigned duties after receiving written notification of such failure from the CEO, provided that such assigned duties are commensurate with your position as EVP Business Development and are reasonable in nature, (vi) irresponsible, unauthorized acts or any willful misconduct, gross negligence or willful failure to act which has, or can reasonably be expected to have, a material adverse effect on the business, financial condition or performance, reputation or prospects of the Company, or (vii) any other errors, acts or omissions which constitute cause under applicable state law.

“Good Reason” means (i) a material diminution in your base salary, (ii) a material diminution in your position, duties or responsibilities, (iii) a change in your principal work location by more than 25 miles or (iv) failure of a successor company to assume this Agreement; provided, however, that an act or omission will not constitute Good Reason unless (x) you give the Company (or its successor) written notice of the act or omission claimed to constitute Good Reason within ninety (90) days after the occurrence or failure that you claim constitutes Good Reason, (y) the Company or its successor fails to remedy the act or omission claimed to constitute Good Reason within thirty (30) days of the Company or its successor receives such notice and (z) you terminate your employment within twelve (12) months after the act or omission that constitutes Good Reason.

7.             Arbitration.  If there is a dispute, you and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, Los Angeles County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time.

8.             Release from Prior Agreements.  By signing this agreement, you acknowledge that you have no claim for any salary, bonus, stock option or other past compensation remaining from prior employment agreements with the Company, written or verbal, including the options 400,000 shares mentioned in your original employment agreement.

Thanks for your contribution to helping make Nexsan a great company,

Signed and agreed this 17 day of January, 2011.

Nexsan Corporation	Employee

/s/ Philip Black	/s/ Gene Spies

Philip Black, CEO	Gene Spies

APPENDIX 1 - CHANGE OF CONTROL BONUS SHARES

A.                                   If you remain employed by the Company through the closing of a Liquidation (as defined in the Company’s Amended and Restated Certificate of Incorporation) prior to the IPO (the “COC Date”), you will receive 187,500 shares of common stock of the Company, less the number of shares necessary to withhold all federal, state and local income and employment taxes payable due to the issuance of such shares (the “Change of Control Bonus Shares”) on the COC Date.  Two-thirds (2/3) of the Change of Control Bonus Shares shall be immediately vested and shall not be subject to repurchase by the Company.  The remainder shall be subject to the Company’s right to repurchase such shares for no consideration (the “Repurchase Right”) if you cease to provide continuous service to the Company or acquiror prior to the time such Repurchase Right lapses.  The Repurchase Right will lapse with respect to one-sixth (1/6) of the Change of Control Bonus Shares on the first anniversary of the Change of Control Date and with respect to the remaining one-sixth (1/6) of the Change of Control Bonus Shares on the second anniversary of the COC Date; provided that all of the Change of Control Bonus Shares shall vest and the Repurchase Right shall lapse with respect thereto if you are terminated by the Company or acquiror without Cause or you terminate for Good Reason.

B.                                     The Company shall withhold from the Change of Control Bonus Shares, either at the time of the Change of Control or at the time the Shares vest and the Repurchase Right lapses, as required by applicable law, the number of shares of stock having a fair market value on the date the Change of Control Bonus Shares are delivered to you equal to the amount of Federal, state and local income and employment taxes to be withheld by the Company with respect to the Change of Control Bonus Shares, and the Company shall pay cash equal to the fair market value of such withheld shares to the appropriate tax authorities to satisfy such tax obligations related to the stock transaction.

C.                                     Notwithstanding the foregoing, you will not be entitled to receive the Change of Control Bonus Shares if (i) the COC Date occurs on or after January 1, 2019 or (ii) an IPO occurs prior to COC Date and you receive (or are entitled to receive) the IPO Bonus Shares pursuant to Appendix 2.

APPENDIX 2 - IPO BONUS SHARES

A.                                   If you remain employed by the Company through the effective date of an IPO (the “IPO Date”), you will receive 187,500 shares of common stock of the Company, less the number of shares necessary to withhold all federal, state and local income and employment taxes payable due to the issuance of such shares (“IPO Bonus Shares”).  Two-thirds (2/3) of the IPO Bonus Shares shall be immediately vested and shall not be subject to repurchase by the Company.  The remainder shall be subject to the Company’s right to repurchase such shares for no consideration (the “Repurchase Right”) if you cease to provide continuous service to the Company or its successor prior to the time such Repurchase Right lapses.  The Repurchase Right will lapse with respect to one-sixth (1/6) of the IPO Bonus Shares on the first anniversary of the IPO Date and with respect to the remaining one-sixth (1/6) of the IPO Bonus Shares on the second anniversary of the IPO Date Vested IPO Bonus Shares will be delivered to you on the next business day following the IPO Date (although the certificates for the IPO Bonus Shares subject to the Repurchase Right may be maintained in escrow by the Company until the Repurchase Right Lapses).

B.                                     The Company shall withhold from the IPO Bonus Shares the number of shares of stock having a fair market value on the date the IPO Bonus Shares are delivered to you equal to the amount of Federal, state and local income and employment taxes to be withheld by the Company with respect to the IPO Bonus Shares, and the Company shall pay cash equal to the fair market value of such withheld shares to the appropriate tax authorities to satisfy such tax obligations related to the stock transaction.

C.                                     Notwithstanding the foregoing, you will not be entitled to receive the IPO Bonus Shares if (i) the IPO Date occurs on or after January 1, 2019 or (ii) a Change of Control occurs prior to the effective date of an IPO and you receive (or are entitled to receive) the Change of Control Bonus pursuant to Appendix 1.